Exhibit 99.1

Contact:	Carl D. Mautz
Chief Financial Officer
Watson Wyatt
(703) 258-7556

WATSON WYATT WORLDWIDE REPORTS FIRST QUARTER
EPS OF $0.56 ON STRONG REVENUE GROWTH

Raises Fiscal 2007 Guidance

ARLINGTON, VA, November 8, 2006 — Watson Wyatt Worldwide, Inc. (NYSE: WW), a leading international human capital and financial management consulting firm, today announced financial results for the first quarter of fiscal year 2007, which ended September 30, 2006.

Revenues were $336.0 million for the quarter, an increase from $265.9 million for the first quarter of fiscal 2006.  Income from continuing operations for the first quarter of fiscal 2007 was $24.8 million, or $0.56 per diluted share, an increase from $13.9 million or $0.36 per diluted share in the prior-year first quarter.  First quarter of fiscal 2006 included only two months of our Europe-based consulting operations due to the July 31, 2005 acquisition date.  All of our business segments reported increased revenues and income as compared to prior-year first quarter. Comparable-period revenues were up 11% and diluted earnings per share were up 56%, as explained below.  Our results for the quarter also include the dilutive effect of the 1.95 million contingent shares that we expect to issue related to the European acquisition.  The contingent shares are not included in prior-year first quarter diluted earnings per share.

“These results highlight our growing strength in the marketplace,” said John Haley, president and chief executive officer.  “After an impressive fiscal 2006, we continue to build momentum.  Our results and our brand have never been stronger.”

“Once again, we saw consistently positive results across all of our segments.  In particular, our Investment Consulting and Technology and Administration Solutions segments — two areas we’ve targeted for growth — delivered truly outstanding results.”

Comparable Period Results

Effective July 31, 2005, the company acquired the Europe-based consulting operations of Watson Wyatt LLP, its long-time strategic alliance partner. To provide comparability with prior-year first quarter, the company provides pro-forma results for the first quarter of fiscal 2006. The prior-year, pro-forma results have been prepared assuming that the company’s acquisition of the European consulting business of Watson Wyatt LLP had occurred on July 1, 2005.  Therefore, three months of the operations of Watson Wyatt LLP are included in the first quarter of both fiscal years.  The company’s management uses these prior-year pro-forma results internally to focus on period-to-period changes in the company’s business and believes this information is helpful to shareholders.  The prior-year, pro-forma numbers could also assist shareholders in assessing the impact of the acquisition of the European business by providing comparable prior-year information as a basis for comparison.

Revenues for the first quarter of fiscal 2007 were $336.0 million, an increase of 11% from prior-year, pro-forma revenues of $302.3 million.  Earnings per diluted share of $0.56 for the first quarter increased 56% from $0.36 in the prior-year, pro-forma first quarter.  For the quarter, exchange rates had a favorable impact on comparable period revenues of approximately 2 percentage points and a positive impact of $0.01 per diluted share on comparable period net income.

Operating Highlights

Operating highlights are discussed on a GAAP and a comparable period basis.

•                  Benefits Group revenues (representing 55% of first-quarter revenues) were $185.4 million for the first quarter of fiscal 2007, up from $157.0 million in the prior-year first quarter.  Revenues increased 5% from prior-year, pro-forma revenues of $175.8 million.  The increase in revenues for the quarter was largely due to increased demand for valuation and design work.

•                  Technology and Administration Solutions Group revenues (representing 11% of first-quarter revenues) were $37.2 million for the first quarter of fiscal 2007, up from $25.2 million in the prior-year first quarter.  Revenues increased 25% from prior-year, pro-forma revenues of $29.8 million.  The increase in revenues for the quarter was due primarily to an increase in the number of projects in service, on which revenues are recognized.  At September 30, 2006, 58 projects were in service, as compared to 18 at September 30, 2005.  The pipeline continues to be strong, with 65 projects in the implementation phase compared to 48 at September 30, 2005.  Our European business also continues to perform well due to excellent client retention as well as new client wins.

•                  Human Capital Group revenues (representing 12% of total revenues for the quarter) were $39.6 million for the first quarter of fiscal 2007, up from $31.5 million in the prior-year first quarter.  Revenues increased 17% from prior-year, pro-forma revenues of $33.7 million.  Revenue growth continued to be driven primarily by demand for executive compensation consulting and data services.

•                  Insurance & Financial Services Group revenues (representing 8% of total revenues for the quarter) were $26.4 million for the first quarter of fiscal 2007, up from $15.4 million in the prior-year first quarter.  Revenues increased 15% from prior- year, pro-forma revenues of $22.9 million.  Our growth was due to significant project work and an expansion of our operations in Amsterdam.

•                  Investment Consulting Group revenues (representing 8% of total revenues for the quarter) were $27.4 million for the first quarter of fiscal 2007, up from $16.3 million in the prior-year first quarter.  Revenues increased 36% from prior-year, pro-forma revenues of $20.1 million.  Revenues increased during the quarter due to a strong demand for all of our services, particularly investment strategy advice.

Outlook for Fiscal Year 2007

For fiscal year 2007, the company expects revenues to be in the range of $1.40 billion to $1.43 billion, an increase from previous guidance of $1.38 billion to $1.40 billion.  Earnings per diluted share for the year are expected to be in the range of $2.26 to $2.29, an increase from previous guidance of $2.15 to $2.20.  The increase in guidance is based on the company’s strong first quarter performance.

For the second quarter of fiscal 2007, the company expects revenue to be in the range of $345 million to $350 million.  In addition, the company expects second quarter earnings per diluted share to be in the range of $0.44 to $0.46.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the first quarter of fiscal 2007.  It will be held on Wednesday, November 8, 2006, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet by going to www.watsonwyatt.com.  The replay of the webcast will be available two hours after the live call for a period of three months.  The replay also will be available for one week after the call by dialing 617-801-6888 and using confirmation number 80481898.

Forward-Looking Statements

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements.  Such factors include but are not limited to the company’s ability to integrate the business of Watson Wyatt LLP into our own business, processes and systems, and achieve the anticipated results; our continued ability to recruit and retain qualified associates; the success of our marketing, client development and sales programs after the business combination; our ability to maintain client relationships and to attract new clients after the business combination; declines in demand for our  services; outcomes of pending or future litigation and the availability and capacity of professional liability insurance to fund pending or future judgments or settlements; the ability of the company to obtain professional liability insurance; a significant decrease in the demand for the consulting, actuarial and other services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; our ability to achieve cost reductions after the business combination; foreign currency exchange and interest rate fluctuations; exposure to Watson Wyatt LLP liabilities that have not been expressly assumed; general economic and business conditions that adversely affect us or our clients after the business combination; the level of capital resources required for future acquisitions and business opportunities; regulatory developments abroad and domestically that impact our business practices; legislative and technological developments that may affect the demand for or costs of our services; and other factors discussed under “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended June 30, 2006 and filed on September 1, 2006, on file with the Securities and Exchange Commission.  These statements are based on assumptions that may not come true.  All forward-looking disclosure is speculative by its nature.  The company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

About Watson Wyatt Worldwide

Watson Wyatt (NYSE: WW) is the trusted business partner to the world’s leading organizations on people and financial issues. The firm’s global services include: managing the cost and effectiveness of employee benefit programs; developing attraction, retention and reward strategies; advising pension plan sponsors and other institutions on optimal investment strategies; providing strategic and financial advice to insurance and financial services companies; and delivering related technology, outsourcing and data services. Watson Wyatt has 6,360 associates in 30 countries and is located on the Web at www.watsonwyatt.com.

WATSON WYATT WORLDWIDE, INC.
Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)

	Three Months Ended September 30,
	2006	2005
	(Unaudited)

Revenue	$336,004	$265,886

Costs of providing services:
Salaries and employee benefits	185,595	147,550
Professional and subcontracted services	20,035	19,011
Occupancy, communications and other	40,951	32,853
General and administrative expenses	38,099	31,389
Depreciation and amortization	12,751	9,677
	297,431	240,480

Income from operations	38,573	25,406

(Loss) income from affiliates	(229)	1,351
Interest income	1,450	788
Interest expense	(443)	(876)
Other non-operating income (loss)	36	(1,862)

Income from continuing operations before income taxes	39,387	24,807
Provision for income taxes	14,573	10,915

Income from continuing operations	24,814	13,892

Discontinued operations:

Sublease income from discontinued operations, less applicable income tax expense for the three months ended September 30, 2005	—	9

Net income	$24,814	$13,901

Basic earnings per share:
Income from continuing operations	$0.59	$0.36
Income from discontinued operations	—	—
Net income	$0.59	$0.36

Diluted earnings per share:
Income from continuing operations	$0.56	$0.36
Income from discontinued operations	—	—
Net income	$0.56	$0.36

Weighted average shares of common stock, basic (000)	42,396	38,841
Weighted average shares of common stock, diluted (000)	44,388	39,095

WATSON WYATT WORLDWIDE, INC.
Comparable Period Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)

	Three Months Ended September 30,
	2006	2005
	(Unaudited)

Revenue	$336,004	$302,329

Costs of providing services:
Salaries and employee benefits	185,595	170,221
Professional and subcontracted services	20,035	19,695
Occupancy, communications and other	40,951	37,950
General and administrative expenses	38,099	36,817
Depreciation and amortization	12,751	10,983
	297,431	275,666

Income from operations	38,573	26,663

(Loss) income from affiliates	(229)	828
Interest income (expense), net	1,007	(838)
Other non-operating income	36	1,740

Income from continuing operations before income taxes	39,387	28,393
Provision for income taxes	14,573	12,493

Income from continuing operations	$24,814	$15,900

Basic earnings per share:	$0.59	$0.38
Diluted earnings per share:	$0.56	$0.36

Weighted average shares of common stock, basic (000)	42,396	41,871
Weighted average shares of common stock, diluted (000)	44,388	44,075

WATSON WYATT WORLDWIDE, INC.
Supplemental Segment Data
(Thousands of U.S. Dollars)

	Three Months Ended September 30,
	2006	2005
	(Unaudited)

Revenue (net of reimbursable expenses)
Benefits Group	$185,355	$156,983
Technology and Administration Solutions Group	37,201	25,176
Human Capital Group	39,579	31,478
Insurance & Financial Services Group	26,383	15,355
Investment Consulting Group	27,368	16,348
Total segment revenue	315,886	245,340
Reimbursable expenses and other	20,118	20,546
Consolidated revenue	$336,004	$265,886

Net operating income
Benefits Group	$44,922	$39,212
Technology and Administration Solutions Group	8,395	5,462
Human Capital Group	5,054	1,626
Insurance & Financial Services Group	5,069	2,692
Investment Consulting Group	6,566	1,699
Total segment net operating income	70,006	50,691
Discretionary compensation	(29,920)	(21,320)
Other expense, net	(699)	(4,564)
Income before income taxes	$39,387	$24,807

	September 30,
	2006	2005
	(Unaudited)
Associates (full-time equivalents)
Benefits Group	2,700	2,580
Technology and Administration Solutions Group	750	745
Human Capital Group	800	665
Insurance & Financial Services Group	370	305
Investment Consulting Group	370	320
Total segment associates	4,990	4,615
Other	740	755
Corporate	630	630
Total	6,360	6,000

WATSON WYATT WORLDWIDE, INC.

Comparable Period Segment Data

(Thousands of U.S. Dollars)

	Watson Wyatt
	Worldwide	Watson Wyatt LLP	Pro forma
	1Q Fiscal 2006	July 2005	Revenues
	(Unaudited)
Revenue (net of reimbursable expenses)
Benefits Group	$156,983	$18,783	$175,766
Technology and Administration Solutions Group	25,176	4,635	29,811
Human Capital Group	31,478	2,208	33,686
Insurance & Financial Services Group	15,355	7,556	22,911
Investment Consulting Group	16,348	3,745	20,093
Total segment revenue	245,340	36,927	282,267
Reimbursable expenses and other	20,546	(484)	20,062
Consolidated revenue	$265,886	$36,443	$302,329

	Three Months Ended September 30,
	2006	2005	% change
	(Unaudited)
Revenue (net of reimbursable expenses)
Benefits Group	$185,355	$175,766	5.5%
Technology and Administration Solutions Group	37,201	29,811	24.8%
Human Capital Group	39,579	33,686	17.5%
Insurance & Financial Services Group	26,383	22,911	15.2%
Investment Consulting Group	27,368	20,093	36.2%
Total segment revenue	315,886	282,267	11.9%
Reimbursable expenses and other	20,118	20,062	0.3%
Consolidated revenue	$336,004	$302,329	11.1%

WATSON WYATT WORLDWIDE, INC.

Consolidated Balance Sheets

(Thousands of U.S. Dollars)

	September 30,	June 30,
	2006	2006
	(Unaudited)
Assets
Cash and cash equivalents	$63,394	$165,345
Receivables from clients:
Billed, net of allowances of $6,570 and $3,678	177,052	180,533
Unbilled, at estimated net realizable value	140,588	123,044
	317,640	303,577

Deferred income taxes	4,366	567
Other current assets	46,847	24,158
Total current assets	432,247	493,647

Investment in affiliates	8,224	8,564
Fixed assets, net	152,568	147,738
Deferred income taxes	75,300	70,417
Goodwill	328,526	324,041
Intangible assets	187,115	187,075
Other assets	8,707	8,877

Total Assets	$1,192,687	$1,240,359

Liabilities

Accounts payable and accrued liabilities	$206,261	$288,396
Deferred income taxes	—	168
Income taxes payable	16,434	7,771
Total current liabilities	222,695	296,335

Note payable	25,000	30,000
Accrued retirement benefits	165,370	162,505
Deferred rent and accrued lease losses	28,864	28,982
Deferred income taxes	443	480
Other noncurrent liabilities	77,619	73,296

Total Liabilities	519,991	591,598

Commitments and contingencies

Stockholders’ Equity
Preferred Stock - No par value:
1,000,000 shares authorized;
none issued and outstanding	—	—
Class A Common Stock - $.01 par value:
99,000,000 shares authorized;
42,513,451 and 42,463,451 issued and
42,329,814 and 42,385,513 outstanding	425	425
Additional paid-in capital	387,344	386,392
Treasury stock, at cost - 183,637 and 77,938 shares	(7,329)	(2,134)
Retained earnings	264,237	242,599
Accumulated other comprehensive income	28,019	21,479
Total Stockholders’ Equity	672,696	648,761

Total Liabilities and Stockholders’ Equity	$1,192,687	$1,240,359

WATSON WYATT WORLDWIDE, INC.

Consolidated Statements of Cash Flows

(Thousands of U.S. Dollars)

	Three Months Ended September 30,
	2006	2005
	(Unaudited)
Cash flows from operating activities:
Net income	$24,814	$13,901
Adjustments to reconcile net income to net cash used in operating activities:
Loss on foreign currency forward contract	—	3,602
Income from discontinued operations, net of income tax expense	—	(9)
Provision for doubtful receivables from clients	8,187	5,832
Depreciation	10,460	8,157
Amortization of intangible assets	2,291	1,520
Provision for (benefit from) deferred income taxes	(8,576)	(281)
Loss (Income) from affiliates	229	(1,351)
Distributions from affiliates	—	1,639
Other, net	216	(1,070)
Changes in operating assets and liabilities (net of discontinued operations)
Receivables from clients	(20,509)	(2,398)
Other current assets	(23,457)	(21,919)
Other assets	178	(517)
Accounts payable and accrued liabilities	(71,987)	(59,457)
Income taxes payable	9,463	(1,488)
Accrued retirement benefits	2,112	8,878
Deferred rent and accrued lease losses	(119)	(13)
Other noncurrent liabilities	4,138	3,361
Net cash used in operating activities	(62,560)	(41,613)

Cash flows used in investing activities:
Acquisitions	(1,118)	(133,169)
Purchases of fixed assets	(9,018)	(7,823)
Capitalized software costs	(5,528)	(8,736)
Proceeds from divestitures	36	1,740
Net cash used in investing activities	(15,628)	(147,988)

Cash flows (used in) from financing activities:
Borrowings	35,000	102,000
Repayments	(40,000)	—
Foreign currency forward contract	—	(8,405)
Dividends paid	(3,176)	(3,156)
Repurchases of common stock	(20,065)	—
Tax benefit of exercise of stock options and other	832	192
Issuances of common stock - exercise of options	1,349	356
Issuances of common stock - employee stock purchase plan	1,463	1,647
Net cash (used in) from financing activities	(24,597)	92,634

Effect of exchange rates on cash	834	1,079

Decrease in cash and cash equivalents	(101,951)	(95,888)

Cash and cash equivalents at beginning of period	165,345	168,076

Cash and cash equivalents at end of period	$63,394	$72,188